Filed pursuant to Rule No. 424(b)(3)
Registration Number 333-115148

Prospectus Supplement No. 1

DYNEGY INC.

$225,000,000

4.75% Convertible Subordinated Debentures due 2023

and

Shares of Class A Common Stock Issuable
upon Conversion of the Debentures

DYNEGY HOLDINGS INC.

Guarantee of 4.75% Convertible Subordinated Debentures due 2023

     This prospectus supplement supplements the prospectus, dated August 2, 2004, of Dynegy Inc., relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the securityholders’ interests) of, among other things, up to $225,000,000 aggregate principal amount of our 4.75% Convertible Subordinated Debentures due 2023 and the shares of Class A common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

     The table of selling securityholders contained in the prospectus is hereby modified to add the following:

	Principal Amount of
	Convertible
	Debentures
	Beneficially Owned				Percentage of Class
	Before the Offering	Class A Common	Class A Common	Class A Common	A Common Stock
	and that May be	Stock Owned Before	Stock that May be	Stock Owned After	Owned After the
Name of Selling Security Holder	Sold	the Offering	Sold	the Offering	Offering
Aviator Overseas II Fund	$879,000	—	213,297	—	—
Credit Suisse First Boston LLC	$7,284,000	—	1,767,531	—	—
LDG Limited	$441,000	—	107,012	—	—
Sphinx Fund c/o TQA Investors, LLC	$455,000	—	110,410	—	—
TQA Master Fund, Ltd.	$3,637,000	—	882,552	—	—
TQA Master Plus Fund, Ltd.	$6,493,000	—	1,575,588	—	—
UBS AG London PB HFS	$5,000,000	—	1,213,297	—	—
Xavex Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	$1,245,000	—	302,111	—	—
Zurich Institutional Benchmarks Master Fund, Ltd. c/o TQA Investors, LLC	$707,000	—	171,560	—	—

     Investing in the debentures or shares of Class A common stock involves risks that are described in the “Risk Factors” section beginning on page 9 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 25, 2004.